Exhibit 10.1

SETTLEMENT AGREEMENT

This AGREEMENT, dated as of August 8, 2006 (the “Agreement”), is by and between Quality Systems, Inc., a California corporation (the “Company”), and Ahmed Hussein (“Hussein”).

Recitals

1.             Hussein is the beneficial owner of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

2.             Hussein has indicated to the Company that he intends to nominate three individuals to stand for election to the Company’s Board of Directors (the “ Board”) at the Company’s 2006 Annual Meeting of Stockholders (the “2006 Annual Meeting”) and to solicit proxies in support of their election.

3.             The lawsuit Ahmed Hussein vs Quality Systems, Inc. et. al, No. G037122 (Cal. Ct. App.) (the “Pending Litigation”) is currently pending involving the Company, certain of its directors and Hussein.

4.             The Company has determined that the interests of the Company and its stockholders would best be served by, and Hussein has determined that his interests would best be served by, (i) avoiding the substantial expense and disruption that would be expected to result from a proxy contest and the Pending Litigation, and (ii) nominating the Hussein Nominees and the Other Nominees (each as defined herein) for election to the Board at the 2006 Annual Meeting and the Company’s 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting ” and together with the 2006 Annual Meeting, the “Annual Meetings”) as provided herein.

5.             In consideration of the agreements of the Company set forth herein, Hussein has agreed to, among other matters, refrain from submitting any stockholder proposal or director nominations at the Annual Meetings and to vote for the election of the Company Nominees (as defined herein) at the Annual Meetings.

6.	The Board has approved this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement:

(a)           “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of

1934, as amended (the “Exchange Act”). The parties shall not be deemed to be Affiliates of each other as a result of their execution of this Agreement.

(b)           The terms “beneficial owner” and “ beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

(c)           The terms “Board” and “Board of Directors” shall mean the Board of Directors of the Company.

(d)	“Director” shall mean a member of the Board.

(e)           “Hussein Nominees” shall consist of Hussein, Ibrahim Fauzy and Edwin Hoffman or, if during the Standstill Period any of these persons cease to or are unable or unwilling to serve, any substitute selected by Hussein and approved by the Nominating Committee of the Board of Directors.

(f)            “Other Nominees” shall consist of the nominees, other than the Hussein Nominees, selected by the Board of Directors. The Other Nominees shall initially be Sheldon Razin (“Razin”), Vincent Love, Steve Plochocki, Louis Silverman, Patrick Cline and Russell Pflueger. If during the Standstill Period any of these persons cease to or are unable or unwilling to serve, “Other Nominees” shall include any substitute selected by the Board of Directors and approved by the Nominating Committee of the Board of Directors

(g)            “Standstill Period” means the period from the date of this Agreement through the conclusion of the 2007 annual meeting of stockholders of the Company.

ARTICLE 2

REPRESENTATIONS

2.1           Authority; Binding Agreement.  The Company represents that this Agreement has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject in all cases to the fiduciary obligations of the Directors. Each of the parties hereto represents and warrants that the execution, delivery and performance of this Agreement by such party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such person or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such person is a party.

2.2           Governmental Approval. Each of the parties hereto represents and warrants that no consent, approval, authorization, license or clearance of, or filing or registration with, or notification to, any court, legislative, executive or regulatory authority or agency is required in order to permit any party to this Agreement to perform such party’s obligations under this Agreement, except for such as have been obtained.

2.3           Bylaws and Certificate of Incorporation. The Company represents and warrants to Hussein that the Bylaws of the Company have not been amended or modified since February 27, 2006. True, accurate and complete copies of the Bylaws and the Certificate of Incorporation of the Company have been delivered or made available to Hussein.

ARTICLE 3

COVENANTS

3.1	Directors.

(a)           The Company agrees to cause the 2006 Annual Meeting to occur no later than September 30, 2006. The Company shall (i) cause the Board and all applicable committees of the Board to nominate and recommend that the Company’s stockholders vote for the election to the Board of each of the Hussein Nominees and the Other Nominees (collectively, the “Company Nominees”) at the 2006 Annual Meeting and, subject to its fiduciary duties, at the 2007 Annual Meeting, (ii) include this recommendation in its proxy materials, (iii) cause the proxy used to solicit authority to vote for the Company Nominees, (iv) use commercially reasonable efforts to solicit proxies in favor of these nominees’ election and (v) cause the Board to take all necessary action so that effective as of the election of Directors at the 2006 Annual Meeting the size of the Board shall be fixed at nine members. The Nominating Committee has approved the nomination of the Company Nominees in connection with the 2006 Annual Meeting.

(b)           The following actions shall be taken by the Board of Directors following the 2006 and 2007 Annual Meetings, subject to the fiduciary duties of the Board: (i) Razin to continue as the Chairman of the Board of Directors (the Board will not have a lead director or Co-Chairman), (ii) Ibrahim Fauzy, Steve Plochocki (Chairman), Edwin Hoffman and Russell Pflueger named to the Board’s Compensation Committee, (iii) Hussein (Chairman), Razin, Vincent Love and Russell Pflueger named to the Board’s Transaction Committee, and (iv) Hussein, Razin (Chairman), Ibrahim Fauzy and Russell Pflueger named to the Nominating Committee. The Board of Directors will appoint to the Audit Committee those Directors whom the Board determines to be most appropriate for service on that Committee, taking into account, among other things, the background and experience of the Directors and applicable regulatory requirements

(c)           The Board shall adopt resolutions providing that in the event of a deadlock or other failure or inability to act, the responsibilities of the Compensation Committee will be escalated to the independent Directors (within the meaning of applicable Nasdaq rules) acting as a committee, and the responsibilities of the Transactions and Nominating Committees will be escalated to the Board.

3.2           Voting. Hussein agrees that he shall cause all shares of Common Stock beneficially owned by him, and his Affiliates, as of the record dates for the Annual Meetings, to be present for quorum purposes and to be voted in favor of the Company Nominees for election at the Annual Meetings, with such votes to be cumulated in the manner directed by the Nominating Committee consistent with the terms of this Agreement. The Board shall, subject to its fiduciary duties, take all actions necessary and appropriate to oppose any action or threatened action to remove any Company Nominee (or any replacement Director elected in accordance with Section 3.1(a)) other than for gross negligence or willful misconduct from the Board of Directors (whether by consent solicitation or otherwise) prior to the expiration of the Standstill Period.

3.3           Board Proceedings and Counsel. After the 2006 Annual Meeting and during the Standstill Period, the Board shall appoint as its counsel an independent, national law firm with an office in Orange County, California that is approved by the Nominating Committee. The responsible partner from that firm, who shall also be based in Orange County, shall be responsible for preparing Board minutes. Nothing in this section shall limit the Company’s ability to seek legal advice or representation from any attorney or law firm, including attorneys or law firms that it has retained in the past.

3.4           Actions by Hussein. Except as contemplated in this Agreement, Hussein shall terminate, effective immediately, any efforts to cause any nominees to be elected to the Board of Directors through a proxy solicitation or a consent solicitation and agrees that during the Standstill Period, neither he nor any of his Affiliates shall, unless otherwise approved in advance in writing (or by resolution at a meeting) by a majority of the members of the Board then in office, directly or indirectly:

(a)           Form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than or pursuant to this Agreement;

(b)           Solicit proxies or written consents of stockholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” to vote any shares of Common Stock with respect to any matter in opposition to any recommendation of the Board, or become a “participant” in any contested solicitation for the election of Directors with respect to the Company (as such terms are defined or used under the Exchange Act);

(c)           Except in his capacity as a Director of the Company, solicit, seek to effect, or negotiate with any person with respect to, or propose to enter into or otherwise make any public announcement or proposal whatsoever with respect to (i) a merger, consolidation, business combination, share exchange, restructuring, recapitalization or acquisition involving the Company or any similar transaction involving a material portion of the assets of the Company, (ii) the sale, lease, exchange, pledge, mortgage or transfer (including through any arrangement having substantially the same economic effect as a sale of assets) of all or a material portion of the assets of the Company and its subsidiaries, taken as a whole, (iii) the purchase of 25% or more of the outstanding equity securities of the Company, whether by tender offer, exchange offer or otherwise, (iv) the liquidation or dissolution of the Company, or (v) the issuance by the Company of any equity securities as consideration for the assets or securities of another Person;

(d)           Except in his capacity as a Director of the Company, submit any stockholder proposal (pursuant to Rule 14a-8 or otherwise), or any notice of nomination or other business under the Company’s Bylaws, or nominate or oppose Directors for election, at the Annual Meetings or otherwise during the Standstill Period; or

(e)           Otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

3.5           Settlement of Pending Litigation. Within five business days after the date of this Agreement, each of the parties shall take all measures reasonably necessary to dismiss the Pending Litigation, as against the Company and its Directors, in each case with prejudice and without costs or fees.

3.6           Non-Disparagement; Releases; No Litigation.  In consideration of the settlement of their disputes and the other promises contained herein, the Parties further agree as follows:

(a)           During the Standstill Period, Hussein agrees that Hussein and his Affiliates (each, a “ Hussein Party”) shall not directly or indirectly, individually or in concert with others, engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that is calculated to or is likely to have the effect of in any way (i) undermining, defaming or otherwise in any way reflecting adversely or detrimentally upon the Company, any of Company’s current and former directors, current and former executive officers, representatives, or any Affiliates of any of the foregoing persons (each, a “Company Party” and collectively, the “Company Parties”), (ii) accusing or implying that the Company or any Company Party engaged in any wrongful, unlawful or improper conduct or (iii) asserting, implying or suggesting that any Majority Nominee other than Louis Silverman and Patrick Cline is not an independent Director. In particular, Hussein acknowledges that on October 28, 2004 the Board of Directors resolved that Razin is an independent Director and that Mr. Hussein voted against such resolution. The foregoing shall not apply to (i) non-public oral statements made by Hussein or any Hussein Party directly to the Company or any Company Party, or to (ii) statements made to any governmental or regulatory authority that Hussein reasonably determines, based upon the advice of his counsel, are required to be made in order to avoid a breach of his fiduciary duties as a director and as to which Hussein has provided the Company with prior written notice.

(b)           During the Standstill Period, the Company agrees that the Company and the Company Parties shall not directly or indirectly, individually or in concert with others, engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that is calculated to or is likely to have the effect of in any way (i) undermining, defaming or otherwise in any way reflecting adversely or detrimentally upon Hussein or any Hussein Party, (ii) accusing or implying that Hussein or any Hussein Party engaged in any wrongful, unlawful or improper conduct or (iii) asserting, implying or suggesting that any Hussein Nominee is not an independent Director. The foregoing shall not apply to (i) non-public oral statements made by the Company or any Company Party directly to the Company or another Company Party or to Hussein or any Hussein Party or to (ii) statements made to any governmental or regulatory authority that the Company reasonably determines, based upon the advice of its counsel, are required to be made in order to discharge the Company’s responsibilities as a public company and as to which the Company has provided Hussein with prior written notice.

(c)           Hussein hereby irrevocably and unconditionally releases, acquits, and fully and forever discharges the Company, each Company Party, and the Company’s employees, agents, attorneys and other representatives, to the maximum extent permitted by applicable law, from and with respect to any and all disputes, complaints, claims, counterclaims, actions, causes of action, liabilities, suits or damages, whether at law or in equity, statutory or otherwise, whether known or unknown, asserted or unasserted, of every kind and nature whatsoever, (i) that arise from or relate to the election of directors at the 2005 Annual Meeting of Stockholders (including but not limited to the solicitation of proxies, the tabulation of votes, and the certification of results); (ii) that arise from, relate to, or were asserted in the complaint filed by Hussein in the Pending Litigation; or (iii) that arise from or relate the commencement or prosecution by Hussein of the Pending Litigation (the matters in (i) through (iii) being the “Released Matters”).

(d)           The Company hereby irrevocably and unconditionally releases, acquits, and fully and forever discharges Hussein and his employees, agents, attorneys and other representatives, to the maximum extent permitted by applicable law, from and with respect to any and all disputes, complaints, claims, counterclaims, actions, causes of action, liabilities, suits or damages, whether at law or in equity, statutory or otherwise, whether known or unknown, asserted or unasserted, of every kind and nature whatsoever, that arise from or relate to the Released Matters, and will indemnify and hold Hussein harmless with respect to any and all claims, counterclaims, actions, causes of action, liabilities, suits or damages, whether at law or in equity, statutory or otherwise, asserted by an individual Director that arise from or relate to the Released Matters, provided that Hussein provides prompt written notice to the Company of any such claim or suit.

(e)           No release contained herein shall extend to any claims against Georgeson Shareholders Communications, Inc., Georgeson LLP or any of their agents or affiliates.

3.7           Publicity. Promptly after the execution of this Agreement, the Company shall issue a press release in the form attached hereto as Exhibit I. None of the parties hereto will make any public statements inconsistent with, or are otherwise contrary to, the statements in the press release.

ARTICLE 4

OTHER PROVISIONS

4.1	Remedies.

(a)           Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of California, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)           Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the courts of Orange County, California and/or the courts of the United States of America located in the Central District of California (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.3 shall be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum. Any judgment rendered by such a court may be enforced in any other jurisdiction in the United States.

(c)           Nothing in this Article 4 shall prevent any of the parties hereto from enforcing its rights under this Agreement or shall impose any limitation on any of the parties or their respective past, present or future general partners, Directors, officers, or employees in defending any claim, action, cause of action, suit, administrative action or proceeding of any kind, including, without limitation, any federal, state or other governmental proceeding of any kind, against any of them. The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

4.2           Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by all of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

4.3           Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:	Quality Systems, Inc.
18191 Von Karman Avenue
Irvine, California 92603
Attention: Chief Executive Officer
Fax: 949-255-2605

If to Hussein	Ahmed Hussein
630 Fifth Avenue, Suite 2258
New York, NY 10111
Fax: 212-332-2599

4.4           Severability. If any terms, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

4.5           Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

4.6           Term. This Agreement shall remain in full force and effect from the date hereof until the expiration of the Standstill Period.

4.7           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to any conflict of laws provisions thereof.

4.8           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may delegate or otherwise transfer any of its obligations under this Agreement without the prior written consent of the other parties hereto.

4.9           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

QUALITY SYSTEMS, INC.

By:	/s/ Lou Silverman
Name: Lou Silverman
Title: Chief Executive Officer

/s/ Ahmed Hussein
Ahmed Hussein

Exhibit I